Exhibit 99

ZBB Energy Corporation Reports First Quarter Fiscal Year 2015
Results

MILWAUKEE, WI – (Marketwire – Nov. 13, 2014) – ZBB Energy Corporation (NYSE MKT: ZBB), a leading developer of intelligent, renewable energy power platforms and hybrid vehicle control systems, today announced its financial results for its first fiscal quarter ended September 30, 2014.

Financial results for the three months ended September 30, 2014 as compared to the three months ended September 30, 2013 included:

•	Total revenue decreased 47% to $564,861 from $1,069,122.

•	Total costs and expenses increased 9% to $3,956,778 from $3,635,308

•	Loss from operations increased 32% to $3,391,917 from $2,566,186.

•	Other income (expense) includes a gain of $1,257,407 due to an equity infusion into our China JV from a third-party. ZBB’s indirect gain was $775,537.

•	Net loss to common shareholders was $2,688,158 compared to $2,599,290.

•	Loss per share declined to ($0.09) from ($0.15).

Financial Position

The Company’s backlog is currently $3.3 million versus $3.7 million at this time last year.  The Company ended the first quarter of fiscal 2015 with total assets of $31.2 million, including $21.1 million in cash and $311,059 in accounts receivable. The Company believes that cash and cash equivalents on hand at September 30, 2014, and other potential sources of cash, will be sufficient to fund current operations through the first half of fiscal year 2016.

First Quarter Highlights

During the first quarter of fiscal year 2015, the Company’s major accomplishments included:

•
The Company’s China JV, Anhui Meineng Store Energy System Co. Ltd., received a cash investment of approximately $3.25 million from Wuhu Fuhai-Haoyan Venture Investment, L.P., a branch of Shenzhen Oriental Fortune Capital Co. Ltd., for an 8% equity position in the China JV.  The post-closing valuation of ZBB’s ownership interest in the China JV was approximately $12.6 million post-financing.

•	The Company continued to meet milestones related to the development agreement with Lotte Chemical.

•	The Company presented at the InterSolar North America 2014 conference.

•	On August 27, 2014, the Company completed a secondary offering of 13,248,000 shares for net proceeds of approximately $13.7 million.

Subsequent to the end of the quarter, the Company announced its GridStrong™ family of distribution grid control and power quality improvement products, and exhibited at the GreenBuild 2014 International Conference.

“Much of the attention in the renewable energy market has been focused on the large energy storage projects mandated by various regulatory agencies,” said Eric C. Apfelbach, Chief Executive Officer. “While we will continue to bid for this large section of business, these projects will take multiple years to develop and be operational. We believe there are multiple opportunities in the near-term within the commercial and industrial and utilities markets, including behind-the-meter, microgrid power systems, and our GridStrong conservation voltage reduction application. We are also focused on international markets and island projects where energy storage has been more readily adopted, as well as working with our strategic partners to leverage potential sales channels and reduce product and manufacturing costs.  We believe this sales strategy will ultimately bring our company to cash flow breakeven and profitability.”

Conference call – November 13, 2014 – 4:30p.m. EST (3:30 p.m. CST)

The Company will hold a conference call on Thursday, November 13 2014 at 4:30 p.m. EST (3:30 p.m. CDT) to discuss results for its first fiscal quarter ended September 30, 2014. To participate in the call, please dial 1-888-510-1765. The participant passcode is 1929175.

The call will be available for replay at 1-888-203-1112 for domestic callers, and 1-719-457-0820, for international callers. The replay passcode is 1929175. The conference call will also be available for replay via the investor relations section of the Company’s website at www.zbbenergy.com until December 13, 2014.

About ZBB Energy Corporation

ZBB Energy Corporation (NYSE MKT: ZBB) designs, develops, licenses and manufactures advanced energy storage and power electronics systems, as well as engineered custom and semi-custom products targeted at the growing global need for distributed renewable energy, energy efficiency, power quality, and grid modernization. ZBB's portfolio includes integrated power management platforms that combine advanced power and energy controls plus energy storage to optimize renewable energy sources and conventional power inputs for grid connected and off-grid applications. ZBB's innovative platforms solve a wide range of electrical system challenges in global markets for utility, governmental, commercial, industrial and residential customers. In addition, the platforms ensure optimal efficiencies today, while offering the flexibility to adapt and scale to future requirements. ZBB's corporate offices, engineering and development, and production facilities are located in Menomonee Falls, WI, USA with a research facility also located in Perth, Western Australia. ZBB has a joint venture with Meineng Energy, a provider of leading-edge energy storage systems and solutions to the greater China market. For more information, visit: www.zbbenergy.com.

Safe Harbor Statement

Certain statements made in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended that are intended to be covered by the "safe harbor" created by those sections. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of forward-looking terms such as "believe," "expect," "may," "will," "should," "could," "seek," "intend," "plan," "estimate," "anticipate" or other comparable terms. Forward-looking statements in this press release may address the following subjects among others: statements regarding the sufficiency of our capital resources, expected operating losses, expected revenues, expected expenses and our expectations concerning our business strategy. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Investor Relations Contact:

David Mossberg
Three Part Advisors, LLC
817-310-0051

ZBB ENERGY CORPORATION
Condensed Consolidated Statements of Operations
(Unaudited)
	Three months ended September 30,
	2014	2013
Revenues
Product sales	$549,341	$1,069,122
Engineering and development	15,520	-
Total Revenues	564,861	1,069,122

Costs and Expenses
Cost of product sales	226,800	597,401
Cost of engineering and development	109,163	-
Advanced engineering and development	1,406,746	1,209,837
Selling, general, and administrative	2,059,553	1,485,490
Depreciation and amortization	154,516	342,580
Total Costs and Expenses	3,956,778	3,635,308

Income (Loss) from Operations	(3,391,917)	(2,566,186)

Other Income (Expense)
Equity in loss of investee company	(82,502)	(117,892)
Gain on investment in investee company	1,257,407	-
Interest income	3,611	509
Interest expense	(27,580)	(51,738)
Other income (expense)	-	896
Total Other Income (Expense)	1,150,936	(168,225)

Loss before benefit for Income Taxes	(2,240,981)	(2,734,411)

Benefit for Income Taxes	-	(19,729)
Net loss	(2,240,981)	(2,714,683)
Net loss attributable to noncontrolling interest	82,502	117,892
Gain attributable to noncontrolling interest	(481,870)	-
Net Income (Loss) Attributable to ZBB Energy Corporation	(2,640,349)	(2,596,791)
Preferred Stock Dividend	(47,809)	(2,499)
Net Loss Attributable to Common Shareholders	$(2,688,158)	$(2,599,290)

Net Loss per share
Basic and diluted	$(0.09)	$(0.15)

Weighted average shares-basic and diluted	30,620,518	17,707,760

ZBB ENERGY CORPORATION
Condensed Consolidated Balance Sheets

	(Unaudited)
	September 30, 2014	June 30, 2014
Assets
Current assets:
Cash and cash equivalents	$21,078,241	$10,360,721
Restricted cash on deposit	69,201	69,901
Accounts receivable, net	311,059	1,051,024
Inventories, net	1,400,337	1,352,970
Prepaid expenses and other current assets	226,218	295,814
Refundable income tax credit	84,620	91,191
Total current assets	23,169,676	13,221,621
Long-term assets:
Property, plant and equipment, net	4,246,000	4,382,203
Investment in investee company	2,821,145	1,646,240
Note receivable	150,132	-
Goodwill	803,079	803,079
Total assets	$31,190,032	$20,053,143

Liabilities and Equity
Current liabilities:
Current maturities of bank loans and notes payable	$353,600	$351,142
Accounts payable	540,923	589,642
Accrued expenses	2,382,463	2,621,479
Customer deposits	266,573	741,145
Accrued compensation and benefits	344,590	195,181
Total current liabilities	3,888,149	4,498,589
Long-term liabilities:
Bank loans and notes payable, net of current maturities	1,956,011	2,045,127
Total liabilities	5,844,160	6,543,716

Commitments and contingencies (Note 12)

Equity
Series B redeemable convertible preferred stock ($0.01 par value,
$1,000 face value) 10,000,000 authorized, 3,000 shares issued, 2,575 shares outstanding, preference in liquidation of $5,417,319 and $5,347,994 as of September 30, 2014 and June 30, 2014, respectively	26	26
Common stock ($0.01 par value); 150,000,000 authorized,
39,044,959 and 25,651,389 shares issued and outstanding as of September 30, 2014 and June 30, 2014, respectively	1,098,764	964,828
Additional paid-in capital	116,218,643	102,286,450
Accumulated deficit	(92,428,591)	(89,788,242)
Accumulated other comprehensive loss	(1,595,705)	(1,599,875)
Total ZBB Energy Corporation Equity	23,293,137	11,863,187
Noncontrolling interest	2,052,735	1,646,240
Total equity	25,345,872	13,509,427
Total liabilities and equity	$31,190,032	$20,053,143

ZBB ENERGY CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
	Three months ended September 30,
	2014	2013
Cash flows from operating activities
Net loss	$(2,240,981)	$(2,714,683)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	154,516	158,057
Amortization of intangible assets	-	184,523
Amortization of discounts and debt issuance costs on notes payable	-	14,566
Stock-based compensation, net	376,392	284,080
Equity in loss of investee company	82,502	117,892
Gain on investment in investee company	(1,257,407)	-
Changes in assets and liabilities
Accounts receivable, net	739,965	(51,000)
Inventories, net	(47,367)	290,030
Prepaids and other current assets	69,596	113,589
Refundable income taxes	6,571	(20,553)
Accounts payable	(48,719)	488,930
Accrued expenses	(238,062)	92,642
Customer deposits	(474,572)	154,156
Accrued compensation and benefits	149,409	77,249
Net cash used in operating activities	(2,728,157)	(810,522)
Cash flows from investing activities
Release of restricted cash	700	-
Expenditures for property and equipment	(18,313)	(24,117)
Investment in note receivable	(150,132)	-
Net cash used in investing activities	(167,745)	(24,117)
Cash flows from financing activities
Repayments of bank loans and notes payable	(86,658)	(92,967)
Proceeds from issuance of preferred stock and warrants	-	3,000,000
Preferred stock issuance costs	-	(90,127)
Proceeds from issuance of common stock	14,837,760	-
Common stock issuance costs	(1,148,023)	-
Proceeds from noncontrolling interest	7,127	-
Net cash provided by financing activities	13,610,206	2,816,906
Effect of exchange rate changes on cash and cash equivalents	3,216	402
Net increase in cash and cash equivalents	10,717,520	1,982,669
Cash and cash equivalents - beginning of period	10,360,721	1,096,621

Cash and cash equivalents - end of period	$21,078,241	$3,079,290

Cash paid for interest	$24,912	$56,202